Exhibit 99.1

MANCHESTER INC. OBTAINS DIRECTORS AND OFFICERS INSURANCE

Manchester Inc. (OTC BB: MNCS) is pleased to announce that it has obtained an aggregate of $30 million Directors and Officers Insurance coverage from a group of insurers including XL Specialty, AIG, Navigators, Admiral/Monitor and Hudson/Hooghuis.

Mr. James A. Worosz, currently serving as the Company's Senior Vice President of Finance, said, "We believe the implementation of the D&O insurance coverage will significantly assist in the corporate development of the Company. We intend to commence our "Buy Here / Pay Here" car business as soon as commercially possible. In such regard, the implementation of the D&O insurance coverage will assist us to assemble the highest quality executive management team and permit us to invite talented, experienced professionals to serve on our board of directors."

Manchester Inc. anticipates that its initial acquisition of an existing "Buy Here/Pay Here" auto dealership will close shortly and expects to pursue the acquisition of several additional auto dealerships during 2006.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any prospective transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester SEC filings.

Contact:
Manchester Inc.
John Hansen: 866-230-1805



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